Filed pursuant to Rule 424(b)(3)
Registration No. 333-276714

Prospectus Supplement No. 5
(To Prospectus dated September 10, 2024)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 10, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-276714) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On November 13, 2024, the closing price of our Common Stock was $10.64 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2024

Innventure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42303	93-4440048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida	32827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (321) 209-6787

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On November 14, 2024, Innventure, Inc. (the “Company”) issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the Company’s financial results for the third quarter ended September 30, 2024, and certain other information.

The information contained in Item 7.01 concerning the presentation to the Company’s investors is hereby incorporated into this Item 2.02 by reference.

Item 7.01	Regulation FD Disclosure.

The slide presentation attached hereto as Exhibit 99.2, and incorporated herein by reference, will be presented to certain investors of the Company on November 14, 2024 and may be used by the Company in various other presentations to investors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release by Innventure, Inc. dated November 14, 2024
99.2	Innventure, Inc. presentation to investors
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: November 14, 2024	By:	/s/ David Yablunosky
Name: David Yablunosky
Title: Chief Financial Officer

Exhibit 99.1

Innventure Reports Third Quarter 2024 Results

Accelsius delivered first revenue generating system during third quarter

ORLANDO, Fla. (November 14, 2024) – Innventure, Inc. (NASDAQ: INV) (“Innventure”), a technology commercialization platform, today announced financial results for the quarter ended September 30, 2024.

“We are incredibly excited about Innventure’s accomplishments during the third quarter, which subsequently culminated in early October with the close of our business combination and first day of trading on the Nasdaq,” said Bill Haskell, Innventure’s Chief Executive Officer. “Our operating companies continue to outperform our expectations, with both AeroFlexx and Accelsius now delivering commercial product to the marketplace.”

Mr. Haskell continued, “We look forward to sharing more as we scale these companies and launch new companies in the future. I’d like to thank the entire Innventure team for their tireless work making our vision an ever expanding reality. Now as a public company, we can accelerate execution against our mission to bring breakthrough technologies to market and deliver long-term value for our shareholders.”

Conference Call and Webcast

A conference call to discuss these results has been scheduled for 8:30 a.m. ET on Thursday, November 14, 2024.  Interested parties can join the call via teleconference by registering at this link: https://register.vevent.com/register/BIc433d3bf08f34d37b56270335fc659fe.

After registering, you will be provided dial in details and a unique dial-in PIN. Registration is open through the live call, but to ensure you are connected for the full call, we suggest registering in advance. Webcast information and conference call materials will be made available on Innventure’s Investor Relations website here: https://ir.innventure.com/.

About Innventure

Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from multinational corporations. As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines ‘‘disruptive’’ as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about the Company’s business model and its and its operating companies’ prospects. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may refer to projections and forecasts. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “will,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed and identified in other public filings made with the Securities and Exchange Commission by the Company and the following: (a) expectations regarding the Company’s and the Innventure Companies’ (as defined below) strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives; (b) the implementation, market acceptance and success of the Company’s and the Innventure Companies’ business models and growth strategies; (c) the Company’s future capital requirements and sources and uses of cash; (d) the Company’s ability to meet the various conditions, including the available cash and performance targets, and access any of the installments draws under the WTI Line of Credit; (e) the Company’s ability to meet the various conditions and satisfy the various limitations under the Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., including exchange caps, issuances and subscriptions based on trading volumes, to access the funds available under the SEPA; (f) that the Company will have sufficient capital following the completion of the Business Combination to operate as anticipated; (g) the Company’s ability to obtain funding for its operations and future growth; (h) developments and projections relating to the Company’s and the Innventure Companies’ competitors and industry; (i) the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their products and the numerous regulatory requirements generally applicable to their products and facilities; (j) the outcome of any legal proceedings that may be instituted against the Company in connection with the completion of the Business Combination; (k) the Company’s ability to find future opportunities to license or acquire breakthrough technology solutions from multinational corporations (“MNCs”) and to satisfy the requirements imposed by or to avoid disagreements with its current and future MNC partners; (l) the risk that the Company may be deemed an investment company under the Investment Company Act, which would impose burdensome compliance requirements and restrictions on its activities; (m) the Company’s ability to sufficiently protect the intellectual property rights of itself and its subsidiaries, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the intellectual property of third parties; (n) the risk of a cyber-attack or a failure of the Company’s information technology and data security infrastructure; (o) the ability to recognize the anticipated benefits of the Business Combination; (p) unexpected costs related to the Business Combination; (q) geopolitical risk and changes in applicable laws or regulations; (r) potential adverse effects of other economic, business, and/or competitive factors; and (s) operational risks related to the Company and its subsidiaries.

Media Contact: Laurie Steinberg, Solebury Strategic Communications
press@innventure.com

Investor Relations Contact: Sloan Bohlen, Solebury Strategic Communications
investorrelations@innventure.com

Innventure LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except unit and per unit amounts) (Unaudited)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Cash, cash equivalents and restricted cash	$16,297	$2,575
Prepaid expenses and other current assets	1,884	487
Inventory	2,824	—
Due from related parties	210	2,602
Total Current Assets	21,215	5,664
Investments	32,359	14,167
Property, plant and equipment, net	1,227	637
Other assets	930	1,096
Total Assets	55,731	21,564

Liabilities and Unitholders’ Capital
Accounts payable	4,932	93
Accrued employee benefits	7,617	3,779
Accrued expenses	1,929	1,009
Related party payables	815	347
Related party notes payable - current	13,932	1,000
Notes payable - current	693	912
Patent installment payable - current	525	775
Liability for future preferred stock issuance	10,870	—
Other current liabilities	288	253
Total Current Liabilities	41,601	8,168
Notes payable, net of current portion	282	999
Convertible promissory note, net	—	1,120
Convertible promissory note due to related party, net	—	3,381
Embedded derivative liability	—	1,994
Patent installment payable, net of current	13,075	13,075
Other liabilities	501	683
Total Liabilities	55,459	29,420

Commitments and Contingencies

Mezzanine Capital
Redeemable Class I Units, no par value, 1,000,000 units authorized, issued and outstanding	4,477	2,912
Redeemable Class PCTA Units, no par value, 3,982,675 units authorized, issued and outstanding	18,103	7,718
Unitholders' Deficit
Class B Preferred Units, no par value, 6,722,562 and 4,639,557 units authorized, 5,609,951 and 4,109,961 units issued and outstanding	51,683	38,122
Class B-1 Preferred Units, no par value, 2,600,000 units authorized, 342,608 units issued and outstanding	3,323	3,323
Class A Units, no par value, 10,975,000 units authorized, 10,875,000 units issued and outstanding	1,950	1,950
Class C Units, no par value, 1,585,125 units authorized, 1,570,125 units issued and outstanding	981	844
Accumulated deficit	(90,952)	(64,284)
Accumulated other comprehensive loss	(2,373)	—
Non-controlling interest	13,080	1,559
Total Unitholders’ Deficit	(22,308)	(18,486)
Total Liabilities, Mezzanine Capital, and Unitholders' Deficit	$55,731	$21,564

See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except unit and per unit amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue
Management fee income - related parties	$222	$224	$669	$668
Consulting revenue	—	50	—	225
Product sales	95	—	95	—
Total Revenue	317	274	764	893
Operating Expenses
Cost of sales	777	—	777	—
General and administrative	9,052	4,054	25,323	9,878
Sales and marketing	1,629	696	4,178	1,901
Research and development	2,533	1,240	5,978	2,822
Total Operating Expenses	13,991	5,990	36,256	14,601

Loss from Operations	(13,674)	(5,716)	(35,492)	(13,708)
Non-operating (Expense) and Income
Interest expense, net	(852)	(364)	(1,300)	(841)
Net (loss) gain on investments	7,148	(12,148)	11,547	(2,718)
Net (loss) gain on investments – due to related parties	(308)	436	(468)	99
Change in fair value of embedded derivative liability	—	(451)	(478)	(492)
Equity method investment income (loss)	109	(673)	893	(291)
Loss on conversion of promissory notes	—	—	(1,119)	—
Other expenses	(64)	—	(64)	—
Total Non-operating (Expense) Income	6,033	(13,200)	9,011	(4,243)
Income tax expense	—	—	—	—
Net Loss	(7,641)	(18,916)	(26,481)	(17,951)
Less: Loss attributable to non-controlling interest	(5,430)	(45)	(11,762)	(101)
Net Loss Attributable to Innventure LLC Unitholders	$(2,211)	$(18,871)	$(14,719)	$(17,850)

Net Loss Attributable to Class A Unitholders	$(10,233)	$(9,177)	$(29,010)	$(16,848)
Basic loss per unit	$(0.94)	$(0.84)	$(2.67)	$(1.55)
Basic weighted average Class A Units	10,875,000	10,875,000	10,875,000	10,875,000

Other comprehensive income (loss), net of taxes:
Unrealized loss on AFS debt securities - related party	$(2,373)	$—	$(2,373)	$—
Total other comprehensive loss, net of taxes	(2,373)	—	(2,373)	—

Total comprehensive loss, net of taxes	(10,014)	(18,916)	(28,854)	(17,951)
Less: Comprehensive loss attributable to non-controlling interest	(5,430)	(45)	(11,762)	(101)
Net Comprehensive Loss Attributable to Innventure LLC Unitholders	$(4,584)	$(18,871)	$(17,092)	$(17,850)

See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Mezzanine Capital
(in thousands) (Unaudited)

	Class I Amount	Class PCTA Amount	Total
December 31, 2022	$2,984	$12,882	$15,866
Accretion of redeemable units to redemption value	1	457	458
March 31, 2023	2,985	13,339	16,324
Proceeds from capital calls to unitholders	130	—	130
Accretion of redeemable units to redemption value	423	7,031	7,454
June 30, 2023	3,538	20,370	23,908
Accretion of redeemable units to redemption value	(469)	(9,680)	(10,149)
September 30, 2023	$3,069	$10,690	$13,759

December 31, 2023	$2,912	$7,718	$10,630
Accretion of redeemable units to redemption value	280	4,135	4,415
March 31, 2024	3,192	11,853	15,045
Accretion of redeemable units to redemption value	934	(572)	362
June 30, 2024	4,126	11,281	15,407
Accretion of redeemable units to redemption value	351	6,822	7,173
September 30, 2024	$4,477	$18,103	$22,580

See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Unitholders' Deficit
(in thousands) (Unaudited)

	Class B Preferred	Class B-1 Preferred	Class A	Class C	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-Controlling Interest	Total Unitholders' Deficit
December 31, 2023	$38,122	$3,323	$1,950	$844	$(64,284)	$—	$1,559	$(18,486)
Net loss	—	—	—	—	(5,219)	—	(2,307)	(7,526)
Units issued to NCI	—	—	—	—	—	—	3,503	3,503
Issuance of preferred units, net of issuance costs	7,566	—	—	—	—	—	—	7,566
Unit-based compensation	—	—	—	51	—	—	345	396
Issuance of units to NCI in exchange of convertible promissory notes	—	—	—	—	—	—	8,443	8,443
Accretion of redeemable units to redemption value	—	—	—	—	(4,415)	—	—	(4,415)
March 31, 2024	45,688	3,323	1,950	895	(73,918)	—	11,543	(10,519)
Net loss	—	—	—	—	(7,288)	—	(4,026)	(11,314)
Units issued to NCI	—	—	—	—	—	—	7,348	7,348
Issuance of preferred units, net of issuance costs	2,852	—	—	—	—	—	—	2,852
Unit-based compensation	—	—	—	45	—	—	248	293
Accretion of redeemable units to redemption value	—	—	—	—	(362)	—	—	(362)
June 30, 2024	48,540	3,323	1,950	940	(81,568)	—	15,113	(11,702)
Net loss	—	—	—	—	(2,211)	—	(5,430)	(7,641)
Other comprehensive loss, net of taxes	—	—	—	—	—	(2,373)	—	(2,373)
Units issued to NCI	—	—	—	—	—	—	3,071	3,071
Issuance of preferred units, net of issuance costs	3,143	—	—	—	—	—	—	3,143
Unit-based compensation	—	—	—	41	—	—	326	367
Accretion of redeemable units to redemption value	—	—	—	—	(7,173)	—	—	(7,173)
September 30, 2024	$51,683	$3,323	$1,950	$981	$(90,952)	$(2,373)	$13,080	$(22,308)

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Unitholders' Deficit (continued)
(in thousands) (Unaudited)

	Class B Preferred	Class B-1 Preferred	Class A	Class C	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-Controlling Interest	Total Unitholders' Deficit
December 31, 2022	$20,803	$3,323	$1,950	$639	$(38,564)	$—	$656	$(11,193)
Net loss	—	—	—	—	(3,573)	—	(23)	(3,596)
Units issued to NCI	—	—	—	—	—	—	104	104
Issuance of preferred units, net of issuance costs	712	—	—	—	—	—	—	712
Unit-based compensation	—	—	—	50	—	—	103	153
Accretion of redeemable units to redemption value	—	—	—	—	(458)	—	—	(458)
March 31, 2023	21,515	3,323	1,950	689	(42,595)	—	840	(14,278)
Net loss	—	—	—	—	4,594	—	(33)	4,561
Issuance of preferred units, net of issuance costs	2,599	—	—	—	—	—	—	2,599
Unit-based compensation	—	—	—	52	—	—	133	185
Accretion of redeemable units to redemption value	—	—	—	—	(7,454)	—	—	(7,454)
June 30, 2023	24,114	3,323	1,950	741	(45,455)	—	940	(14,387)
Net loss	—	—	—	—	(18,871)	—	(45)	(18,916)
Units issued to NCI	—	—	—	—	—	—	101	101
Issuance of preferred units, net of issuance costs	5,038	—	—	—	—	—	—	5,038
Tax advanced distributions to members	—	—	—	—	(243)	—	—	(243)
Unit-based compensation	—	—	—	51	—	—	244	295
Accretion of redeemable units to redemption value	—	—	—	—	10,149	—	—	10,149
September 30, 2023	$29,152	$3,323	$1,950	$792	$(54,420)	$—	$1,240	$(17,963)

See accompanying notes to condensed consolidated financial statements

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands) (Unaudited)

	Nine months ended September 30,
	2024	2023
Cash Flows Used in Operating Activities
Net loss	$(26,481)	$(17,951)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Unit-based compensation	1,056	633
Interest income on debt securities - related party	(110)	—
Accrued unpaid interest on note payable	931	397
Change in fair value of embedded derivative liability	478	492
Change in fair value of payables due to related parties	468	(99)
Non-cash interest expense on notes payable	351	252
Net (gain) loss on investments	(11,547)	2,718
Equity method investment loss (gain)	(893)	291
Loss on conversion of promissory notes	1,119	—
Depreciation expense	146	—
Non-cash rent costs	186	133
Amortization of debt issuance costs - related party	—	—
Other, net	—	27
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,605)	(930)
Inventory	(2,824)	—
Accounts payable	4,863	(32)
Accrued employee benefits	3,838	2,111
Accrued expenses	674	113
Other current liabilities	(147)	(89)
Liability for future preferred stock issuance	10,870	—
Other assets	(20)	(202)
Net Cash Used in Operating Activities	(18,647)	(12,136)

Cash Flows Used in Investing Activities
Purchase of shares in equity method investees	—	(2,000)
Contributions to equity method investees	—	(130)
Investment in debt securities - related party	(7,400)	—
Acquisition of property, plant and equipment	(736)	(173)
Proceeds received related to PCT stock sale	2,314	708
Net Cash Used in Investing Activities	(5,822)	(1,595)

Cash Flows Provided by Financing Activities
Proceeds from issuance of capital, net of issuance costs	13,122	8,249
Proceeds from the issuance of units to NCI	13,859	205
Proceeds from convertible notes payable	—	2,000
Payment of debts	(790)	(19)
Receipt of Capital from Class I Unitholder	—	130
Tax advance distribution to Members	—	(243)
Proceeds of related party notes payable	12,000	3
Net Cash Provided by Financing Activities	38,191	10,325

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	13,722	(3,406)
Cash, Cash Equivalents and Restricted Cash Beginning of period	2,575	7,544
Cash, Cash Equivalents and Restricted Cash End of period	$16,297	$4,138

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (continued)
(in thousands) (Unaudited)

	Nine months ended September 30,
	2024	2023
Supplemental Cash Flow Information
Cash paid for interest	$1,070	$220
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	$11,950	$2,237
Debt discount and embedded derivative upon issuance	$—	$1,119
Issuance of Class Preferred B Units to extinguish convertible notes payable	$396	$100
Issuance of Class B Preferred Units in exchange for Innventus ESG Fund Equity	$183	$—
Issuance of NCI in exchange for interest in Innventus ESG Fund	$146	$—
Commissions payable on issuance of Class B Preferred Units	$163	$—
Commissions payable on issuance of NCI	$83	$—
Issuance of Class B Preferred Units to extinguish consulting fees payable	$24	$—
Issuance of units to NCI in exchange of convertible promissory notes	$7,324	$—
Conversion of working capital loans to equity method investees into investments in debt securities - related party	$2,600	$—
Unrealized loss on investments in debt Securities - related party through OCI	$2,373	$—
Recognition of right of use asset and corresponding lease liability	$—	$731

See accompanying notes to condensed consolidated financial statements.

Exhibit 99.2

 Third Quarter 2024 Earnings  November 14, 2024  Exhibit 99.2

 2  Cautionary Statement Regarding Forward-Looking Information   This presentation includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are all statements other than those of historical fact and include statements regarding Innventure, Inc. (including its subsidiaries, "Innventure," the "Company," "us," "our," or "we") or its management's expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including the anticipated benefits of the business combination of the Company and Learn CW Investment Corporation ("Learn CW") and related transactions (collectively, the "Business Combination"), revenue growth and financial performance, product expansion and services, and the financial condition, results of operations, earnings outlook and prospects of the Company. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "might," "outlook," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.   These forward-looking statements are based on the current expectations and beliefs of the management of the Company in light of its experience and its perception of historical trends, current conditions and expected future developments and their potential effects on the Company, as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Innventure will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public filings made by Innventure, and the following:  expectations regarding the Company’s and the Innventure Companies’ (as defined below) strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives;   the implementation, market acceptance and success of the Company’s and the Innventure Companies’ business models and growth strategies;   the Company’s future capital requirements and sources and uses of cash;   the Company’s ability to meet the various conditions, including the available cash and performance targets, and access any of the installments draws under the WTI Line of Credit;   the Company’s ability to meet the various conditions and satisfy the various limitations under the Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., including exchange caps, issuances and subscriptions based on trading volumes, to access the funds available under the SEPA;   that the Company will have sufficient capital following the completion of the Business Combination to operate as anticipated;   the Company’s ability to obtain funding for its operations and future growth;   developments and projections relating to the Company’s and the Innventure Companies’ competitors and industry;   Disclaimer

 3  the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their products and the numerous regulatory requirements generally applicable to their products and facilities;   the outcome of any legal proceedings that may be instituted against the Company in connection with the completion of the Business Combination;   the Company’s ability to find future opportunities to license or acquire breakthrough technology solutions from multinational corporations (“MNCs”) and to satisfy the requirements imposed by or to avoid disagreements with its current and future MNC partners;   the risk that the Company may be deemed an investment company under the Investment Company Act, which would impose burdensome compliance requirements and restrictions on its activities;   the Company’s ability to sufficiently protect the intellectual property rights of itself and its subsidiaries, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the intellectual property of third parties;   the risk of a cyber-attack or a failure of the Company’s information technology and data security infrastructure;   the ability to recognize the anticipated benefits of the Business Combination;   unexpected costs related to the Business Combination;   geopolitical risk and changes in applicable laws or regulations;   potential adverse effects of other economic, business, and/or competitive factors; and   operational risks related to the Company and its subsidiaries.  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  All forward-looking statements in this presentation are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Disclaimer

 4  Trademarks  In addition to trademarks, service marks, trade names, copyrights and logos of Innventure and its subsidiaries contained herein, this presentation contains trademarks, service marks, trade names, copyrights and logos of other companies, which are the property of their respective owners. Unless otherwise stated, the use of these other trademarks, service marks, trade names, copyrights and logos herein does not imply an affiliation with, or endorsement of the information contained herein by, the owners of such trademarks, service marks, trade names, copyrights and logos.  Disclaimer

 5  COMPANY OVERVIEW

 6  Successful Track Record of Company Formation  Innventure Company  Technology  MNC  Innventure has launched three companies since inception  2022  Thermal Management Technology  Nokia  2018  Liquids Packaging Technology  Procter & Gamble  Innventure took PureCycle Technologies public in 2021 (Nasdaq “PCT”). As of September 30, 2024, Innventure no longer has an economic interest in PCT.  NASDAQ: PCT  2015  Polypropylene Recycling Technology  Procter & Gamble  (1)  Company  Operations  Ironton Production Plant  Westchester Facility Filling Machines  Cooling System Demonstration

 7  Innventure – Achieving Our Core Mission  Innventure’s business model was purpose-built to mitigate five key risk factors historically inherent in high-growth  venture creation   Macro/Market Level  1   Technology  2   Adoption  3   Funding  4   Operational Execution  5  Key Risk Factors in Company Creation

 8  The Closed Loop Model  Innventure’s closed loop model is designed to mitigate risk and serves as a value creation flywheel  System designed to mitigate risks inherent in creating and growing high-growth, disruptive companies  Deep MNC market knowledge related to the unmet market need, technology solution, industry value creation, market size, and channels of distribution  Institutional Data Set  Access to technology that is available only through MNCs  Access Advantage  Early Customer Adoption  Economics designed to motivate the MNC to catalyze early adoption by becoming an early customer and/or facilitate the initial customer base to drive financial and strategic value  Funded beyond proof of concept, strong patent strategy and early tailored technical support  Developed Technology  Institutional  Data Set  Developed  Technology  Early Customer Adoption  Access  Advantage  Closed Loop  Model  1  2  3  4

 Commercial-grade technology solutions that enable significant, additional quantifiable value opportunities  Proven Industrial Technology(1)  Seeking to build businesses leveraging technology solutions that we believe have been significantly de-risked by MNC partners with benefit of market data  De-Risked Business  2  4  9  The Innventure Strike Zone  Leverage MNC data and built-in adoption to confirm market demand and identify early customers, with a goal of mitigating risk for go-to-market pathway and promoting customer adoption  Unmet Customer Need  Targeting opportunities believed to have the potential for billion+ target enterprise values  Path to Economic Return  While Accelsius and AeroFlexx recently began initial commercial production; their operations have not yet scaled.  1  3  Innventure’s data-centric approach is designed to reduce principal risk to scaling and execution

 10  3RD QUARTER UPDATE

 11  Accelsius Update  Innventure maintains majority ownership in the business  ~55% as of November 14, 2024     Currently delivering systems to the market  First delivery made in 3Q 2024  Revenue generating within 30 months of founding  In discussion with many top players in the data center ecosystem  Active engagement at industry events such as OCP Global Summit, Digital Infrastructure Network and upcoming Data Center World

 12  AeroFlexx Update  Carried as equity-method investment  Innventure owns ~31% as of November 14, 2024     Currently delivering product to the market and building demand pipeline  Expect products on the shelf in 2025  Capacity to manufacture millions of packages on an annual basis  Executing on global growth plans  February 2024 – announced partnership with Dynapack Asia  June 2024 – announced partnership with Chemipack in the European market

 13  Pipeline of Multinational Corporation Relationships(1)  As of November 14, 2024.  Innventure took PureCycle Technologies public in 2021 (Nasdaq “PCT”). As of September 30, 2024, Innventure no longer has an economic interest in PCT.  2  Ongoing MNC Partners     Innventure only needs a handful of high-quality, high-conviction partners to deliver value to shareholders   MNCs that have shared at least one opportunity with Innventure in the last 12 months  Corporations within large industries such as Energy, Industrials, Telecom and Aerospace & Defense  (2)  Nokia  Procter & Gamble  7  MNCs Sharing Opportunities

 14  FINANCIAL OVERVIEW

 15  Financial Profile and Reporting Structure  Plan to report revenue, Adjusted EBITDA and cash flow as companies scale  Accelsius financials are consolidated and reported through the income statement  AeroFlexx held as equity-method investment     Expect to see revenue growth in coming quarters  Accelsius already generating revenue with robust pipeline of demand  Opportunity for operating leverage  Capital efficient model to run Innventure at the corporate level  Family of companies positioned to capture margin expansion as they scale

 16  Capital Position  October 24, 2023  Entered into conditional Standby Equity Purchase Agreement with Yorkville for up to $75 million  October 2, 2024  Successful business combination close with approximately $11.3 million assets in trust  Entered agreement with certain investors for issuance of approximately $11 million of Series B Preferred Stock  October 22, 2024  Entered into $50 million conditional secured line of credit with Western Technology Investment

 Innventure’s Capital Allocation Strategy  17  Compounding cash flows expand Innventure's value creation options  Paced investment inline with revenue visibility  Expense management to minimize early-stage operating losses  Disciplined Scale  As Innventure grows, NewCos will receive funding directly from Innventure’s balance sheet  Self Fund NewCo  Excess Free Cash Flow  Share repurchase  Accretive M&A

 18  Q&A